Exhibit 8.1
January 6, 2006
Banco Macro Bansud S.A.
Sarmiento 401
City of Buenos Aires (C1041AII)
Argentina
Ladies and Gentlemen:
     We have acted as United States federal income tax counsel to Banco Macro Bansud S.A. (the “Bank”), a financial institution organized as a corporation under the laws of the Republic of Argentina (“Argentina”), in connection with the offer and sale by the Bank of American Depositary Shares, each representing ten (10) newly issued Class B common shares of the Bank, par value one Argentine Peso ($1), and the offer and sale by Jorge Horacio Brito (“Jorge Brito”), Delfín Jorge E. Carballo (“Ezequiel Carballo”), Fernando Andrés Sansuste (“Fernando Sansuste”) and Juan Pablo Brito Devoto (“Juan Pablo Brito” and, together with Jorge Brito, Ezequiel Carballo and Fernando Sansuste, the “Selling Shareholders”) of American Depositary Shares, each representing ten (10) Class B common shares (the “Class B Shares”) of the Bank, par value one Argentine Peso ($1), (the “Offering”), in accordance with the underwriting agreement (the “Underwriting Agreement”) to be entered into among the Bank, the Selling Shareholders and the underwriters named therein.
     Terms not defined herein shall have the meaning ascribed to them in the Bank’s Registration Statement on Form F-1 (No. 333-         ), filed with the Securities and Exchange Commission on September 12, 2005 (as amended, the “Registration Statement”).
     We hereby confirm that the discussion under the caption “Taxation — Material United States Federal Income Tax Considerations,” insofar as such discussion represents legal conclusions or statements of United States federal income tax law, subject to the limitations and conditions set forth therein, constitutes our opinion as to the material United States federal income tax consequences relevant to the ownership and disposition of the American Depositary Shares.
     No opinion is expressed as to any other matter, including any aspect of state, local or non-United States tax law. This opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in such law or practice that may affect our opinion unless we are specifically retained to do so. We hereby consent to the use of this opinion as exhibit 8.1 to the Registration Statement and to the reference to us in the Registration Statement under the caption “Validity of the securities.” In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/   Shearman & Sterling LLP
Shearman & Sterling LLP